Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT

BETWEEN

ANDALUSIAN CREDIT COMPANY, LLC

AND

ANDALUSIAN CREDIT PARTNERS, LLC

Investment Advisory Agreement made this 23rd day of October, 2023 (this “Agreement”), by and between Andalusian Credit Company, LLC, a Delaware limited liability company (the “Company”), and Andalusian Credit Partners, LLC, a Delaware limited liability company (the “Adviser”) an affiliate of Andalusian Private Capital, LP (“Andalusian”).

WHEREAS, the Company operates as a closed-end, non-diversified management investment company;

WHEREAS, the Company has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company and the Adviser desire to enter into this Agreement to set forth the terms and conditions for the provision by the Adviser of investment advisory services to the Company.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser.

(a)            The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of managers of the Company (the “Board of Managers,” and each manager a “Manager”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s registration statement on Form 10, as may be amended from time to time (the “Registration Statement”), (ii) in accordance with the 1940 Act, the Advisers Act and all other applicable federal and state law and (iii) in accordance with the Company’s limited liability company agreement, as may be amended from time to time (the “Limited Liability Company Agreement”). Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company (including performing due diligence on prospective portfolio companies); (iii) execute, close, service and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain or sell; and (v) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board of Managers. If it is necessary for the Adviser to make investments on behalf of the Company through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle in accordance with the 1940 Act.

(b)            The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the amounts of compensation provided herein.

(c)            Subject to the requirements of the 1940 Act, the Adviser is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub- Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject in all cases to the oversight of the Adviser and the Board of Managers. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act, the Advisers Act and other applicable federal and state law.

(d)            For all purposes herein provided, the Adviser shall be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e)            The Adviser and any Sub-Adviser shall keep and preserve, in the manner and for the period that would be applicable to investment companies registered under the 1940 Act, any books and records relevant to the provision of its investment advisory services to the Company, shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board of Managers such periodic and special reports as the Board of Managers may reasonably request. The Adviser and any Sub-Adviser agree that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request and as required under applicable law, provided that the Adviser and any Sub-Adviser may retain a copy of such records.

2.	Company’s Responsibilities and Expenses Payable by the Company.

(a)            All investment professionals of Andalusian and the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company. The Company shall bear all other costs and expenses of its operations and transactions as may be set forth in the Company’s confidential private placement memorandum as of the date of the Company’s Initial Closing Date (as defined in the Company’s Limited Liability Company Agreement).

(b)            To the extent that expenses to be borne by the Company are paid by the Adviser, the Company will reimburse the Adviser for such expenses; provided, however, that the Adviser agrees to waive its right to reimbursement to the extent that it would cause any distributions to the Company’s Members to constitute a return of capital.

3.            Compensation of the Adviser. Commencing on the Company’s Initial Closing Date, the Company agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory and management services provided by the Adviser hereunder, a fee consisting of two components: a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”), each as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or adopt a deferred compensation plan pursuant to which it may elect to defer all or a portion of its fees hereunder for a specified period of time.

(a)            The Base Management Fee shall be calculated at an annual rate equal to 1.50% of the sum of the Members’ total unfunded capital commitments to the Company and the Company’s total assets (excluding cash or cash equivalents but including assets purchased with borrowed amounts) as of the end of the most recently completed calendar quarter. The Base Management Fee shall be appropriately adjusted (based on the actual number of days elapsed relative to the total number of days in such calendar quarter) for any Share issuances or repurchases by the Company during a calendar quarter. The Base Management Fee for any partial month or quarter shall be appropriately pro-rated (based on the number of days actually elapsed at the end of such partial month or quarter relative to the total number of days in such month or quarter). For purposes of this Agreement, cash equivalents shall mean U.S. government securities and commercial paper instruments maturing within one year of purchase of such instrument by the Company. The fair value of derivative financial instruments held in the Company’s portfolio will be included in the calculation of total assets of the Company. For services rendered under this Agreement, the Base Management Fee shall be payable quarterly in arrears. The Adviser has agreed to waive 0.25% of the Base Management Fee for a one-year period beginning with the Company's Initial Closing Date.

(b)            The Incentive Fee shall consist of two parts that are independent of each other, with the result being that one component may be payable even when the other is not—an incentive fee based on income and an incentive fee based on capital gains, as follows:

(i)	The first component of the Incentive Fee that is based on income (the “Income Incentive Fee”) will be calculated and payable quarterly in arrears based on the Company’s Pre-Incentive Fee Net Investment Income for the immediately preceding calendar quarter. For this purpose, Pre-Incentive Fee Net Investment Income means the Company’s interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies but excluding fees for providing managerial assistance) accrued during the calendar quarter, minus operating expenses for the quarter (including the Base Management Fee, any expenses payable under the Administration Agreement, and any interest expense and dividends paid on any outstanding preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature such as market discount, original issue discount, debt instruments with payment-in- kind (“PIK”) interest, preferred stock with PIK dividends and zero-coupon securities, accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Pre-Incentive Fee Net Investment Income will be compared to a “Hurdle Amount” equal to the product of (i) the “hurdle rate” of 1.25% per quarter (5.00% annualized) and (ii) the Company’s net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) at the end of the immediately preceding calendar quarter. There is also a “catch-up” feature described in detail below.

For purposes of computing Pre-Incentive Fee Net Investment Income, the calculation methodology will look through derivative financial instruments or swaps as if the Company owned the reference assets directly. Therefore, net interest income, if any, associated with a derivative financial instrument or swap (which represents the difference between (i) the interest income and fees received in respect of the reference assets of the derivative financial instrument or swap and (ii) the interest expense or financing charges paid by the Company to the derivative or swap counterparty) will be included in the calculation of Pre- Incentive Fee Net Investment Income for purposes of the Income Fee.

Prior to the occurrence of an Exchange Listing of the Company’s Shares, the Company will pay the Income Fee in each calendar quarter as follows:

(1)            no Income Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Amount;

(2)            100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Amount but is less than or equal to an amount (the “Pre-Exchange Listing Catch-Up Amount”) determined on a quarterly basis by multiplying 1.4705% (5.882% annualized) by the Company’s net asset value (“NAV”) at the beginning of each applicable calendar quarter. The Pre-Exchange Listing Catch-Up Amount is intended to provide the Adviser with an incentive fee of 15% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches the Pre- Exchange Listing Catch-Up Amount in any calendar quarter; and

(3)            for any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income exceeds the Pre-Exchange Listing Catch-Up Amount, the Income Fee shall equal 15% of the amount of the Company’s Pre-Incentive Fee Net Investment Income for the calendar quarter.

Prior to an Exchange Listing, the Income Incentive Fee is subject to a cap (the “Pre- Exchange Listing Incentive Fee Cap”). The Pre-Exchange Listing Incentive Fee Cap in respect of any quarter is an amount equal to 15% of the Pre-Incentive Fee Net Return (as defined below) during the relevant quarter. For this purpose, “Pre-Incentive Fee Net Return” during the relevant quarter means (x) Pre-Incentive Net Investment Income in respect of the quarter less (y) any Net Capital Loss (as defined below), if any. For this purpose, “Net Capital Loss” in respect of a particular quarter means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in respect of such quarter and (ii) aggregate capital gains, whether realized or unrealized, in respect of such quarter.

If, in any calendar quarter, the Pre-Exchange Listing Incentive Fee Cap is zero or a negative value, the Company shall pay no Income Incentive Fee to the Adviser in respect of that quarter. If, in any calendar quarter, the Pre-Exchange Listing Incentive Fee Cap is a positive value but is less than the Income Incentive Fee amount, the Company shall pay the Adviser the Pre-Exchange Listing Incentive Fee Cap in respect of such quarter. If, in any calendar quarter, the Incentive Fee Cap is equal to or greater than the Income Incentive Fee, the Company shall pay the Adviser the Income Incentive Fee in respect of such quarter.

On and after the occurrence of an Exchange Listing, the Company will pay the Income Incentive Fee in each calendar quarter as follows:

(1)            no Income Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Amount;

(2)            100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Amount but is less than or equal to an amount (the “Post-Exchange Listing Catch-Up Amount”) determined on a quarterly basis by multiplying 1.5625% (6.25% annualized) by the Company’s NAV at the beginning of each applicable calendar quarter. The Post-Exchange Listing Catch-Up Amount is intended to provide the Adviser with an incentive fee of 20.0% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre- Incentive Fee Net Investment Income reaches the Post-Exchange Listing Catch-Up Amount in any calendar quarter; and

(3)            for any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income exceeds the Post-Exchange Listing Catch-Up Amount, the Income Fee shall equal 20.0% of the amount of the Company’s Pre-Incentive Fee Net Investment Income for the calendar quarter.

Subsequent to an Exchange Listing, the Income Incentive Fee is subject to a cap (the “Post- Exchange Listing Incentive Fee Cap”). The Post-Exchange Listing Incentive Fee Cap in respect of any quarter is an amount equal to 20% of the Pre-Incentive Fee Net Return during the relevant quarter.

If, in any calendar quarter, the Post-Exchange Listing Incentive Fee Cap is zero or a negative value, the Company shall pay no Income Incentive Fee to the Adviser in respect of that quarter. If, in any calendar quarter, the Incentive Fee Cap is a positive value but is less than the Income Incentive Fee amount, the Company shall pay the Adviser the Post- Exchange Listing Incentive Fee Cap in respect of such quarter. If, in any calendar quarter, the Incentive Fee Cap is equal to or greater than the Income Incentive Fee, the Company shall pay the Adviser the Income Incentive Fee in respect of such quarter.

These calculations will be appropriately pro-rated for any period of less than three months and adjusted for any Share issuances or repurchases by the Company during the current quarter. If the Exchange Listing occurs on a date other than the first day of a calendar quarter, the Income Incentive Fee shall be calculated for such calendar quarter at a weighted rate calculated based on the fee rates applicable before and after an Exchange Listing based on the number of days in such calendar quarter before and after an Exchange Listing.

(ii)	The second component of the Incentive Fee (the “Capital Gains Incentive Fee”) is payable at the end of each calendar year in arrears and equals (i) 15.0% of the Company’s realized capital gains as of the end of the fiscal year prior to an Exchange Listing, and (ii) 20% of the Company’s realized capital gains as of the end of the fiscal year after an Exchange Listing.

In determining the Capital Gains Incentive Fee payable to the Adviser, the Company calculates the cumulative aggregate realized capital gains and cumulative aggregate realized capital losses since the Company’s inception, and the aggregate unrealized capital depreciation as of the date of the calculation, as applicable, with respect to each of the investments in the Company’s portfolio. For this purpose, cumulative aggregate realized capital gains, if any, equals the sum of the differences between the net sales price of each investment, when sold, and the original cost of such investment since the Company’s inception. Cumulative aggregate realized capital losses equals the sum of the amounts by which the net sales price of each investment, when sold, is less than the original cost of such investment since the Company’s inception. Aggregate unrealized capital depreciation equals the sum of the difference, if negative, between the valuation of each investment as of the applicable calculation date and the original cost of such investment. At the end of the applicable year, the amount of capital gains that serves as the basis for the Company’s calculation of the Capital Gains Incentive Fee equals the cumulative aggregate realized capital gains less cumulative aggregate realized capital losses, less aggregate unrealized capital depreciation, with respect to the Company’s portfolio. If this number is positive at the end of such year, then the Capital Gains Incentive Fee for such year will equal 15% before an Exchange Listing or 20% after an Exchange Listing, as applicable, of such amount, less the aggregate amount of any Capital Gains Incentive Fees paid in respect of the Company’s portfolio in all prior years.

If an Exchange Listing occurs on a date other than the first day of a fiscal year, a Capital Gains Incentive Fee shall be calculated as of the day before the Exchange Listing, with such Capital Gains Incentive Fee paid to the Adviser following the end of the fiscal year in which the Exchange Listing occurred. For the avoidance of doubt, such Capital Gains Incentive Fee shall be equal to 15.0% of the Company’s realized capital gains on a cumulative basis from inception through the day before the Exchange Listing, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Capital Gains Incentive Fees. Following an Exchange Listing, solely for the purposes of calculating the Capital Gains Incentive Fee, the Company will be deemed to have previously paid Capital Gains Incentive Fees prior to an Exchange Listing equal to the product obtained by multiplying (a) the actual aggregate amount of previously paid Capital Gains Incentive Fees for all periods prior to an Exchange Listing by (b) the percentage obtained by dividing (x) 20.0% by (y) 15.0%. In the event that this Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a Capital Gains Incentive Fee.

(c)            In the event that this Agreement is terminated, to calculate the Base Management Fee and Incentive Fee through the termination date, the Company will engage at its own expense a firm acceptable to the Company and the Adviser to determine the maximum reasonable fair value as of the termination date of the Company’s consolidated assets (assuming each asset is readily marketable among institutional investors without minority discount and with an appropriate control premium for any control positions and ascribing an appropriate net present value to unamortized organizational and offering costs and going concern value).

4.            Covenants of the Adviser. The Adviser hereby covenants that it is registered as an investment adviser under the Advisers Act. The Adviser hereby agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.            Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net result for the Company.

6.            Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Company in the best interest of the Company and in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Company has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Company.

7.             Limitations on the Employment of the Adviser. The services of the Adviser to the Company are not, and shall not be, exclusive. The Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company; provided that its services to the Company hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any Manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Company, subject at all times to applicable law). So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub- advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that Managers, officers, employees and Members of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as Members or otherwise. The Adviser undertakes under the term of this Agreement that its applicable investment personnel shall devote commercially reasonable and appropriate portions of their time to fulfilling their responsibilities to the Company under this Agreement.

Subject to any restrictions prescribed by law, by the provisions of the Code of Ethics of the Company and the Adviser and by the Adviser’s Allocation Policy, the Adviser and its members, officers, employees and agents shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Andalusian Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Company or to give advice and take action with respect to Andalusian Managed Accounts that differs from advice given to, or action taken on behalf of, the Company; provided that the Adviser allocates investment opportunities to the Company, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Andalusian Managed Accounts. The Adviser is not, and shall not be, obligated to initiate the purchase or sale for the Company of any security that the Adviser and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Company. Moreover, it is understood that when the Adviser determines that it would be appropriate for the Company and one or more Andalusian Managed Accounts to participate in the same investment opportunity, the Adviser shall seek to execute orders for the Company and for such Andalusian Managed Account(s) on a basis that the Adviser considers to be fair and equitable over time. In such situations, the Adviser may (but is not required to) place orders for the Company and each Andalusian Managed Account simultaneously or on an aggregated basis. If all such orders are not filled at the same price, the Adviser may cause the Company and each Andalusian Managed Account to pay or receive the average of the prices at which the orders were filled for the Company and all relevant Andalusian Managed Accounts on each applicable day. If all such orders cannot be fully executed under prevailing market conditions, the Adviser may allocate the investment opportunities among participating accounts in a manner that the Adviser considers equitable, taking into account, among other things, the size of each account, the size of the order placed for each account and any other factors that the Adviser deems relevant.

8.             Responsibility of Dual Managers, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a manager, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company and not as a manager, officer and/or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

9.             Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation the Administrator) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its Members) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its Members to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

10.            Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of the date the Company commences its operations following the effectiveness of the Company’s Registration Statement. This Agreement shall remain in effect for an initial period of two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Managers, or by the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s Managers who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s Managers or by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). Upon termination of this Agreement, the Company shall immediately delete the term “Andalusian” from its corporate name. The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

11.            No Third-Party Beneficiaries. This Agreement is made for the benefit of and shall be enforceable by, each of the parties hereto and nothing in this Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person that is not a party (except as herein otherwise specifically provided) to this Agreement.

12.            Notices. Any notice under this Agreement shall be given in writing, addressed, and delivered or mailed, postage prepaid, to the other party at its principal office.

13.            Amendments. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the 1940 Act.

14.            Entire Agreement; Governing Law. This Agreement between the parties hereto contain the entire agreement of the parties and supersede all prior agreements, understandings, and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

ANDALUSIAN CREDIT COMPANY, LLC

By:	/s/ Aaron Kless
Name: Aaron Kless
Title: Chief Executive Officer

ANDALUSIAN CREDIT PARTNERS, LLC

By:	/s/ Nicholas Savasta
Name: Nicholas Savasta
Title: Co-Founding Partner

[Signature Page to Investment Advisory Agreement]